EXHIBIT 99.2
                              VAALCO ENERGY, INC.
                         4600 POST OAK PLACE, SUITE 309
                              HOUSTON, TEXAS 77027
                      TEL:(713)623-0801 FAX: (713)623-0982

                                 PRESS RELEASE

                    VAALCO ENERGY, INC. ANNOUNCES CLOSING OF
                            OFFERING AND ACQUISITION

                                                                  April 23, 1998
                                                                     For Further
                                                             Information Contact
                                                               Russell Scheinman
                                                                    713-623-0801

VAALCO Energy, Inc. (OTC: VEIX) announces that it completed the acquisition of 1818 Oil Corp. from The 1818 Fund II, L.P. in exchange for 25,000 shares of Preferred Stock convertible into 27.5 million shares of VAALCO's common stock. The general partner of The 1818 Fund II, L.P. is Brown Brothers Harriman & Co. The principal assets of the 1818 Oil Corp. are a limited partnership interest in Hunt Overseas Exploration Company, L.P., a partership engaged in the exploration for oil internationally, and $12.6 million in cash. The cash held by 1818 Oil Corp. will be used to fund its obligations to make capital contributions to the Hunt partnership.

VAALCO also announced the simultaneous closing of a private placement of 5.2 million shares of its common stock for estimated net proceeds of $9.5 million. 3,763,441 of the shares sold in the private placement were acquired by The 1818 Fund II, L.P. as part of the acquisition of the 1818 Oil Corp. and the balance were acquired by institution investors. Proceed of the offering will be used fund VAALCO's capital budget for 1998.

As a result of the acquisition of 1818 Oil Corp. and the private placement of securities, The 1818 Fund II, L.P. will beneficially own approximately 64% of the outstandng shares of VAALCO, assuming conversion of the preferred stock, The 1818 Fund II, L.P. has appointed T. Michael Long, Lawrence C. Tucker, and Walter
W. Grist to VAALCO's Board of Directors.

VAALCO also announces the formation of a joint venture with Paramount Petroleum Company and Robert Schneeflock, the owner of Paramount, to explore for oil and gas in the Gulf Coast area.

VAALCO will commence the drilling of the Etame prospect, offshore Gabon, within the next two weeks.

VAALCO is engaged in the exploration for a acquistion, devopment and production of oil and gas, with operations in the Philippines and Gabon and is a participant in exploration projects in Niger, Ghana, Newfoundland, Ethiopia, Peru, and Argentina, and domestically in Texas and the Gulf Coast Area.

                Statement made in this press release, including those relating to the use of the proceeds of the offering and future plans of Vaalco to explore for oil and gas, are forward looking and made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. Among other things, prices and supply of oil and gas, the ability of the company to discover and develop oil and gas and government regulations and policies may couse the Company to change its plans. In addition to the factors set forth in this release, the operational regulatory and competitive factors identified in the materials filed with the Securities and Exchange Commision could affect the forward looking statements contained in this release.